SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549

                                SCHEDULE 13G/A

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 8)


                         Huntington Bancshares, Inc.
                        ____________________________
                              (Name of Issuer)

                                Common Stock
                        ____________________________
                       (Title of Class of Securities)

                                 446150104
                        __________________________
                              (CUSIP Number)

  Check the following box if a fee is being paid with this statement / /.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  *The remainder of this cover page shall be filled out for reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.


  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                   (Continued on following page(s))

                           Page 1 of 4 Pages



CUSIP No. 446150104		        13G/A		      Page 2 of 4 Pages

_______________________________________________________________________________
(1) Name of Reporting Persons. SS or IRS Identification Nos of Above Persons

                        HUNTINGTON NATIONAL BANK
                             EIN 31-0966785
_______________________________________________________________________________
(2) Check the Appropriate Box if a Member		(a) /  /
    of a Group*					        (b) /  /
_______________________________________________________________________________

(3) SEC Use Only
_______________________________________________________________________________

(4) Citizenship of Place of Organization
        ORGANIZED UNDER THE LAWS OF THE UNITED STATES OF AMERICA
_______________________________________________________________________________




Number of Shares     (5) Sole Voting Power-       5,513,376
Beneficially Owned   ___________________________________________
by Each              (6) Shared Voting Power-     8,952,852
Reporting            ___________________________________________
Person With:         (7) Sole Dispositive Power-  2,534,185
                     ___________________________________________
                     (8) Shared Dispositive Power-2,272,101
________________________________________________________________
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                 14,862,447
________________________________________________________________
(10) Check Box if the Aggregate Amount in Row (9) Excludes
 Certain Shares*
                             NOT APPLICABLE
________________________________________________________________
(11) Percent Of Class Represented By Amount In Row (9)
                             6.21%
________________________________________________________________
(12) Type of Reporting Person*
                             BK
________________________________________________________________
*SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 446150104                  13G/A     Page 3 of 4 Pages

ITEM 1(A).    NAME OF ISSUER
                            Huntington Bancshares, Inc.
________________________________________________________________

ITEM 1(B).                  Huntington Center
                            Columbus, OH 43287
________________________________________________________________

ITEM 2(A). 	  NAME OF PERSON(S) FILING
                            THE HUNTINGTON NATIONAL BANK
________________________________________________________________

ITEM 2(B).	   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,
                   IF NONE, RESIDENCE
                            41 S. HIGH STREET, COLUMBUS, OH 43215
________________________________________________________________
ITEM 2(C). 	  CITIZENSHIP
			    UNITED STATES OF AMERICA
________________________________________________________________

ITEM 2(D).	   TITLE OF CLASS OF SECURITIES
			    COMMON
________________________________________________________________

ITEM 2(E).	   CUSIP NUMBER
			    446150104
________________________________________________________________


ITEM 3.       IF THIS IS FILED PURSUANT TO RULES 130-1(B),
  OR 130-2(B), CHECK WHETHER THE PERSON FILING IS A

  (a) /  / Broker or Dealer registered under Section 15 of the Act
  (b) /x/  Bank as defined in section 3(a) (56) of the Act
  (c) /  / Insurance Company as defined in section 3(a)(19) of the Act
  (d) / / Investment Company registered under section 8 of the Investment Company Act
  (e) / / Investment Adviser registered under section 203 of the Investment Adviser Act of 1940
  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
  (g) / / Parent Holding Company, in accordance with rule 13d-1(b)(ii)(G) (Note: See Item 7)
  (h) /  / Group, in accordance with Rule 13d-1(b)(ii)(H)



CUSIP No. 446150104        13G/A             Page 4 of 4 Pages

ITEM 4.  OWNERSHIP

  (a) Amount Beneficially Owned:
                           14,466,228
________________________________________________________________
  (b) Percent of Class:
                           6.21%
________________________________________________________________
  (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote
                              5,513,376
________________________________________________________________
           (ii) shared power to vote or to direct the vote
                              8,952,852
________________________________________________________________
           (iii) sole power to dispose or to direct the disposition of
                              2,534,185
________________________________________________________________
           (iv) shared power to dispose or to direct the disposition of
                              2,272,101
________________________________________________________________

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities,
check the following.  /   /


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

THE BANK ACTS AS AGENT OR FIDUCIARY WITH RESPECT TO THE SECURITIES REPORTED TO BE BENEFICIALLY OWNED HEREIN, AND, PURSUANT TO THE AGENCY OR FIDUCIARY AGREEMENTS, BENEFICIARIES OR OTHER PERSONS MAY HAVE RIGHTS TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SOME OF THE SECURITIES.
________________________________________________________________

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                             NOT APPLICABLE
________________________________________________________________

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                             NOT APPLICABLE
________________________________________________________________

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
                             NOT APPLICABLE
________________________________________________________________

ITEM 10. CERTIFICATION

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                              SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
			2/4/2003
		_________________________________________
		(Date)


			/s/ David A. Jones
                _________________________________________
		(Signature)
		DAVID A. JONES - ASSISTANT VICE PRESIDENT
		_____________________________________________
		(Name/Title)